Exhibit 2

PERSONAL GUARANTY

This Personal Guaranty (the “Guaranty”) is made as of August 24, 2011, by David N. Nemelka, an individual residing in the United States (“Guarantor”) to Lasse Andreasen, as agent for certain individuals residing in Denmark (“Lender”).

Recitals

A.

Liqtech USA, Inc., a Delaware corporation (“Debtor”), is concurrently herewith purchasing from Lender certain shares of Liqtech A/S, a corporation organized under the laws of the Kingdom of Denmark.  As part of the purchase price for such shares, Debtor is issuing Lender a promissory note of even date herewith in the principal amount of DKK (Danish Kroner) 15,115,600 which does not bear interest (the “Note”).  A copy of the Note is attached hereto as Exhibit “A.”

B.

Lender’s acceptance of the Note is conditioned upon Guarantor providing his personal guaranty of the Note as provided herein.

Agreement

Now, Therefor, in consideration of Lender’s acceptance of the Note from Debtor, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Guarantor agrees as follows:

1.

Guaranty.

(a)  Guarantor hereby unconditionally guarantees the payment of the principal amount of the Note when due under the terms of the Note (the “Guaranteed Debt”).  Guarantor acknowledges that there may be more than one Guarantor of the Guaranteed Debt and agrees that, in such circumstances, each Guarantor shall be jointly and severally liable for the Guaranteed Debt.

(b)  This Guaranty is a continuing and irrevocable guaranty of the Guaranteed Debt and shall remain in full force and effect until the Guaranteed Debt has been paid in full.

2.

Security.  In order to secure this Guarantee, Guarantor hereby grants Lender a continuing security interest in and to 2,700,000 shares of the common stock of Blue Moose Media, Inc., a Nevada corporation, which are or will at the Closing be registered in the name of Guarantor.

3.

Lender’s Costs and Expenses of Enforcing this Guaranty.  In the event Lender initiates any legal action or proceeding to enforce its rights under this Guaranty, Lender shall be entitled to recover from Guarantor in such action or proceeding its reasonable costs and attorney’s fees.

4.

Waivers by Guarantor.  Lender may enforce this Guaranty immediately upon the failure of Debtor to pay the Note when due.  Guarantor waives notice of the acceptance of this Guaranty. Guarantor further waives presentment, protest, or demand.

5.

Miscellaneous Provisions.

(a)  Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law provisions of the State of New York or of any other state.  GUARANTOR AND LENDER AGREE THAT THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK SHALL HAVE SOLE AND EXCLUSIVE JURISDICTION OF ANY AND ALL CLAIMS, DISPUTES, AND CONTROVERSIES ARISING UNDER OR RELATING TO THIS AGREEMENT AND THAT NO LAWSUIT, PROCEEDING, OR ANY OTHER ACTION RELATING TO OR ARISING UNDER THIS AGREEMENT MAY BE COMMENCED OR PROSECUTED IN ANY OTHER FORUM EXCEPT AS EXPRESSLY AGREED IN WRITING BY THE PARTIES. GUARANTOR AND LENDER HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR IN TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS GUARANTY.

(b)  Notices.  All communications required or permitted under this Agreement must be in writing and will be deemed to have been made when received if delivered personally or sent by registered or certified mail, postage prepaid, or by a commercially recognized means of overnight delivery providing confirmation of receipt, in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties in the manner provided above):

To Guarantor:

David N. Nemelka

2662 Stonebury Loop Road

Springville, UT 84663

USA

To Lender:

Lasse Andreasen, as Agent

C/O Liqtech A/S

Grusbakken 12

DK-2820 Gentofte

Denmark

(c)  Entire Agreement.  This Guaranty constitutes the entire agreement of Guarantor with regard to this Guaranty. This Guaranty may not be modified, amended, waived, extended, changed, discharged, or terminated by any act or failure to act on the part of Debtor or Lender, but only by an agreement in writing executed by Guarantor and Lender.

(d)  No Assignment by Guarantor. Guarantor may not assign its obligations hereunder by operation of law or otherwise, in whole or in part, without the prior written consent of Lender.

(e)  Severability.  If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

In Witness Whereof, the Guaranty has been executed as of the date first written above.

Guarantor:

/s/ David N. Nemelka

David N. Nemelka

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